Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement on Form S-3/A (No. 333-142693) and the related prospectus of Levitt Corporation for the registration of 100,000,000 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated March 14, 2007, except for Note 1, as to which the date is June 29, 2007, with respect to the consolidated financial statements of Bluegreen Corporation included as Exhibit 99.1 to Amendment No. 2 to the Levitt Corporation Annual Report (Form 10-K/A) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
August 27, 2007
West Palm Beach, Florida